American Skiing Company Announces Record High Revenues in
                           Fiscal 2006 Second Quarter

     o Excellent conditions and visitation levels in the West and strong holiday results despite January weather difficulties in the East.

     o Record high resort revenues for the second fiscal quarter and fiscal year to date (on a same-resort basis).

PARK CITY, UTAH - March 15, 2006 - American Skiing Company (OTCBB: AESK) today announced its financial results for the second quarter of fiscal 2006. The Company reported strong results in its Christmas/New Years and Presidents' Day holiday periods, and slightly lower skier visits than in the prior fiscal year in the East in January (excluding New Years') due principally to weather related difficulties at its eastern resorts. At Steamboat and The Canyons in the West, the Company recorded a 12% increase in skier visits for the winter operating season to date thru January 29, 2006, due to strong booking patterns and favorable weather creating excellent skiing and riding conditions. The company's eastern resorts were negatively impacted by rain events in January, and recorded a 3% decrease in skier visits for the winter operating season to date thru January 29, 2006.

Despite these challenges, the company achieved a record high level of resort revenues on a same-resort basis for each of the second quarter (an increase of 6% over the prior fiscal year quarter) and first six months of fiscal 2006. Other highlights included a fiscal 2006 year to date increase in cash provided by operating activities of nearly 9% over the 27 weeks ended January 30, 2005.

"I am extremely pleased with our record second quarter revenues. This impressive growth, despite marginal weather in the East, is a reflection of the progress we've made as a company in recent years," commented B.J. Fair, President and CEO. "Boosted by a fantastic season at Steamboat and The Canyons and a strong backlog of season pass sales, we remain committed to growing American Skiing Company, even in periods of weather related difficulties such as those in the East this year. This will be remembered as a truly remarkable winter season in the West, with Steamboat nearing record amounts of its renowned Champagne Powder(R)," added Fair.


Fiscal 2006 Second Quarter Results

On a GAAP basis, net loss attributable to common shareholders for the second quarter of fiscal 2006 was $11.3 million, or $0.36 per basic and diluted common share, compared with a net loss attributable to common shareholders of $22.1 million, or $0.70 per basic and diluted common share for the second quarter of fiscal 2005. Total consolidated revenue was $112.5 million for the second quarter of fiscal 2006, compared with $106.1 million for the second quarter of fiscal 2005. Revenue from resort operations was $109.9 million for the second quarter of fiscal 2006 compared with $103.4 million for the second quarter of fiscal 2005. The $109.9 million in resort revenues represents a record level on a same-resort basis, since the sale of the Heavenly and Sugarbush resorts in fiscal 2002. The increase in resort revenues reflects higher business volumes in December of fiscal 2006 relative to the prior fiscal year. Revenue from real estate operations was $2.6 million for the quarter versus $2.7 million for the comparable period in fiscal 2005. Excluding other items (for a reconciliation of other items, please see the tables following this discussion), the net loss was $11.3 million, compared to a net loss of $16.2 million for the second quarter of fiscal 2005.

The loss from resort operations was $9.6 million for the second fiscal quarter of 2006 versus a loss of $21.4 million for the second quarter of fiscal 2005. The decreased loss was associated with a $6.5 million increase in resort revenues, a $1.2 million decrease in depreciation expense, a $6.0 million decrease in write-off of deferred financing costs and loss on extinguishment of senior subordinated notes and a $0.3 million increase in the fair value of the interest rate swap agreement; partially offset by a $1.7 million increase in marketing, general and administrative expenses and a $0.5 million increase in net interest expense. Cost of resort operations did not increase over the second quarter of fiscal 2005, due to the fact that the second quarter of fiscal 2006 contained one less weekly operating period than the second quarter of fiscal 2005. Operating costs for this corresponding period (week ended October 31, 2004) in fiscal 2005 were approximately $2.1 million. Resort revenues for the same period were only $0.4 million. Excluding other items, the loss from resort operations was $9.6 million, compared to a loss of $15.4 million in the second quarter of fiscal 2005.

The loss from real estate operations was $1.7 million for the second fiscal quarter of 2006 compared with a loss of $0.7 million for the comparable quarter in fiscal 2005. The increased loss was associated with a $0.1 million decrease in revenues, a $1.3 million increase in cost of real estate operations due in part to a $0.8 million provision for a probable settlement related to real estate development obligations at The Canyons, partially offset by a $0.2 million decrease in depreciation and amortization expense and a $0.2 million decrease in interest costs due to lower construction loan balances relative to the prior fiscal year.


Fiscal 2006 to Date Results

On a GAAP basis, net loss attributable to common shareholders for the 26 weeks ended January 29, 2006 was $53.5 million, or $1.69 per basic and diluted common share, compared with a net loss attributable to common shareholders of $59.9 million, or $1.89 per basic and diluted common share for the 27 weeks ended January 30, 2005. Total consolidated revenue was $132.6 million for the 26 weeks ended January 29, 2006, compared with $125.6 million for the 27 weeks ended January 30, 2005. Revenue from resort operations was $127.0 million for the 26 weeks ended January 29, 2006 compared with $121.2 million for the 27 weeks ended January 30, 2005. The increase in resort revenues reflects higher business volumes in December of fiscal 2006 relative to the prior fiscal year. Revenue from real estate operations was $5.6 million for the 26 weeks ended January 29, 2006 versus $4.4 million for the 27 weeks ended January 30, 2005. Excluding other items, the net loss was $52.2 million for the 26 weeks ended January 29, 2006, compared to a net loss of $53.9 million for the 27 weeks ended January 30, 2005.

The loss from resort operations was $50.4 million for the 26 weeks ended January 29, 2006 versus a loss of $58.5 million for the 27 weeks ended January 30, 2005. The decreased loss was associated with a $5.8 million increase in resort revenues, a $0.3 million decrease in depreciation expense, a $0.1 million increase in net gain on sale of property, a $6.0 million decrease in write-off of deferred financing costs and loss on extinguishment of senior subordinated notes and a $1.0 million increase in the fair value of the interest rate swap agreement; partially offset by a $0.3 million increase in resort operations costs, a $2.4 million increase in marketing, general and administrative expenses and a $2.4 million increase in net interest expense. Resort operations costs increased by only $0.3 million over the prior year, due to the fact that the fiscal 2006 period contained one less weekly operating period. Operating costs for this corresponding additional period (week ended August 1, 2004) in the previous fiscal year were approximately $1.7 million. Revenues for the same period were approximately $1.6 million. Excluding other items, the loss from resort operations was $50.6 million for the 26 weeks ended January 29, 2006, compared to a loss of $52.6 million for the 27 weeks ended January 30, 2005.

The loss from real estate operations was $3.1 million for the 26 weeks ended January 29, 2006 compared with a loss of $1.3 million for the 27 weeks ended January 30, 2005. The increased loss was associated with a $2.1 million increase in cost of operations, due in part to a $0.8 million provision for a probable settlement related to real estate development obligations at The Canyons and a $1.5 million impairment loss on the sale of retail commercial property at the Steamboat Grand Hotel; partially offset by a $1.2 million increase in real estate revenues, a $0.3 million decrease in depreciation and amortization expense and a $0.3 million decrease in interest costs due to lower construction loan balances relative to the prior fiscal year. Excluding other items, the loss from real estate operations was $1.6 million for the 26 weeks ended January 29, 2006, compared to a loss of $1.3 million for the 27 weeks ended January 30, 2005.

For the 26 fiscal weeks ended January 29, 2006 total skier visits at ASC's eastern resorts decreased by approximately 3% compared to the 27 fiscal weeks ended January 30, 2005, reflecting weather difficulties in January, partially offset by year over year increases in business volumes in the Christmas/New Years holiday period. Total skier visits at the Company's western resorts increased by 12% compared to the 27 fiscal weeks ended January 30, 2005, reflecting generally positive operating conditions throughout the winter operating season to date. Although the 2005 fiscal year includes an extra week of operations due to its 52-53 week fiscal year policy, the winter operating season of fiscal 2005 includes only one additional calendar day of winter operations relative to fiscal 2006.

Beginning in fiscal 2006, the Company revised the methodology used to estimate skier visitation at its eastern resorts. The Company now uses scanning of certain lift ticket products to estimate skier visitation and believes this methodology to be a more accurate reflection of skier visitation levels. While this methodology has changed, the Company believes that any discrepancies in such methods in comparison with prior years are immaterial to total skier visitation levels reported.

Recent Trends

Despite record second fiscal quarter revenues, the Company expects some negative financial impact to its third fiscal quarter revenues as a result of adverse weather at its eastern resorts in February. The Company also expects this negative impact to be partially offset by generally favorable operating conditions and skier visitation levels at its western resorts.


Use of Non-GAAP Financial Information

The company uses both GAAP and non-GAAP metrics to measure its financial results. Management believes that non-GAAP financial measures which exclude certain items provide useful information to investors regarding the company's ongoing financial condition and results of operations. In particular, the company has excluded gain on sale of property, impairment loss on property sold and write-off of deferred financing costs and loss on extinguishment of Senior Subordinated Notes from net income or loss, income or loss from resort operations and income or loss from real estate operations, where applicable. Management believes these non-GAAP metrics are useful to investors because they remove certain items that occur in the affected periods and provide a basis for measuring the company's results of operations and financial condition against other periods. Since the company has historically reported non-GAAP results to the investment community, management also believes the inclusion of non-GAAP measures provides consistency in its financial reporting. However, non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. In addition to the information contained in this press release, investors should also review information contained in the company's Form 10-Q and Form 10-K, dated March 15, 2006 and October 31, 2005, respectively, as well as other filings with the Securities and Exchange Commission when assessing the company's financial condition and results of operations. The company has provided reconciliations from GAAP financial measures to non-GAAP financial measures in the tables following this discussion.


About American Skiing Company

Headquartered in Park City, Utah, American Skiing Company is one of the largest operators of alpine ski, snowboard and golf resorts in the United States. Its resorts include Killington, Pico and Mount Snow in Vermont; Sunday River and Sugarloaf/USA in Maine; Attitash in New Hampshire; Steamboat in Colorado; and The Canyons in Utah. More information is available on the Company's web site, www.peaks.com.

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). These forward-looking statements are not based on historical facts, but rather reflect our current expectations concerning future results and events. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. We have tried, wherever possible, to identify such statements by using words such as "anticipate", "assume", "believe", "expect", "intend", "plan", and words and terms of similar substance in connection with any discussion of operating or financial performance. Such forward-looking statements involve a number of risks and uncertainties. In addition to factors discussed above, other factors that could cause actual results, performances or achievements to differ materially from those projected include, but are not limited to, the following: changes in regional and national business and economic conditions affecting both our resort operating and real estate operating segments; competition and pricing pressures; adverse weather conditions regionally and nationally; changes in weather patterns resulting from global warming; seasonal business activity; increased gas and energy prices; changes to federal, state and local regulations affecting both our resort operating and real estate segments; failure to renew land leases and forest service permits; disruptions in water supply that would impact snowmaking operations; the loss of any of our executive officers or key operating personnel; and other factors listed from time to time in our documents we have filed with the Securities and Exchange Commission. We caution the reader that this list is not exhaustive. We operate in a changing business environment and new risks arise from time to time. The forward-looking statements included in this press release are made only as of the date of this document and under
Section 27A of the Securities Act and Section 21E of the Exchange Act, we do not have or undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

                    American Skiing Company and Subsidiaries
        Unaudited Condensed Consolidated Financial Statement Information
                     (in thousands except per share amounts)


                                           13 Weeks Ended     14 Weeks Ended    26 Weeks Ended    27 Weeks Ended
                                          January 29, 2006   January 30, 2005  January 29, 2006  January 30, 2005
Net Revenues:                             ----------------   ----------------  ----------------  ----------------
  Resort                                  $       109,887    $       103,411   $       127,034   $       121,231
  Real estate                                       2,612              2,663             5,581             4,389
                                          ----------------   ----------------  ----------------  ----------------
    Total net revenues                            112,499            106,074           132,615           125,620
                                          ----------------   ----------------  ----------------  ----------------

Operating expenses:
  Resort                                           67,766             67,786            91,729            91,395
  Real estate                                       3,443              2,155             5,385             3,263
  Marketing, general and administrative            17,885             16,210            29,453            27,027
  Depreciation and amortization                    13,061             14,400            15,971            16,679
  Gain on sale of property                            -                  -                (169)              -
  Impairment loss on property sold                    -                  -               1,533               -
                                          ----------------   ----------------  ----------------  ----------------
    Total operating expenses                      102,155            100,551           143,902           138,364
                                          ----------------   ----------------  ----------------  ----------------

Income (loss) from operations                      10,344              5,523           (11,287)          (12,744)

Interest expense and other, net                    22,015             21,684            43,269            41,137
Write-off of deferred financing costs and
     loss on extinguishment of senior
     subordinated notes                               -                5,983               -               5,983
Increase in fair value of interest rate
     swap agreement                                  (350)               -              (1,036)              -
                                          ----------------   ----------------  ----------------  ----------------
Net loss                                  $       (11,321)   $       (22,144)  $       (53,520)  $       (59,864)
                                          ================   ================  ================  ================

Basic and diluted net loss per common
     share:
Net loss                                  $         (0.36)   $         (0.70)  $         (1.69)  $         (1.89)
                                          ================   ================  ================  ================
Weighted average common shares
     outstanding - basic and diluted               31,738             31,738            31,738            31,738
                                          ================   ================  ================  ================


For more information, please refer to the Company's Form 10-Q, filed on March 15, 2006, with the Securities and Exchange Commission.

                    American Skiing Company and Subsidiaries
  Unaudited Segment Information and Reconciliation of GAAP to Non-GAAP Metrics
                            (in thousands of dollars)

                                           13 Weeks Ended     14 Weeks Ended    26 Weeks Ended    27 Weeks Ended
                                          January 29, 2006   January 30, 2005  January 29, 2006  January 30, 2005
                                          -----------------  ----------------- ----------------- -----------------
Loss from resort operations               $         (9,601)  $        (21,426) $        (50,397) $        (58,548)
Loss from real estate operations                    (1,720)              (718)           (3,123)           (1,316)
                                          -----------------  ----------------- ----------------- -----------------
  Net loss                                $        (11,321)  $        (22,144) $        (53,520) $        (59,864)
                                          =================  ================= ================= =================


Net loss                                  $        (11,321)  $        (22,144) $        (53,520) $        (59,864)
  Gain on sale of property                             -                  -                 169               -
  Impairment loss on property sold                     -                  -              (1,533)              -
  Write-off of deferred financing costs
       and loss on extinguishment of
       senior subordinated notes                       -               (5,983)              -              (5,983)
                                          -----------------  ----------------- ----------------- -----------------
Net loss excluding gain on sale of
  property, impairment loss on property
  sold and write-off of deferred financing
  costs and loss on extinguishment of
  senior subordinated notes               $        (11,321)  $        (16,161) $        (52,156) $        (53,881)
                                          =================  ================= ================= =================


Loss from resort operations               $         (9,601)  $        (21,426) $        (50,397) $        (58,548)
  Gain on sale of property                             -                  -                 169               -
  Write-off of deferred financing costs
       and loss on extinguishment of
       senior subordinated notes                       -               (5,983)              -              (5,983)
                                          -----------------  ----------------- ----------------- -----------------
Loss from resort operations excluding
  gain on sale of property and write-off
  of deferred financing costs and loss on
  extinguishment of senior subordinated
  notes                                   $         (9,601)  $        (15,443) $        (50,566) $        (52,565)
                                          =================  ================= ================= =================


Loss from real estate operations          $         (1,720)  $           (718) $         (3,123) $         (1,316)
  Impairment loss on property sold                     -                  -              (1,533)              -
                                          -----------------  ----------------- ----------------- -----------------

Loss from real estate operations excluding
  impairment loss on property sold        $         (1,720)  $           (718) $         (1,590) $         (1,316)
                                          =================  ================= ================= =================



                    American Skiing Company and Subsidiaries
                 Unaudited Balance Sheet Data - January 29, 2006
                            (in thousands of dollars)


Real estate developed for sale                                  $  20,421
                                                              ============
Total assets                                                    $ 437,531
                                                              ============

Total resort debt (1)                                           $ 654,012
Total real estate debt
                                                                   19,672
                                                              ------------
    Total debt (1)                                              $ 673,684
                                                              ============

(1) Includes preferred stock of $333,256 as a result of the adoption of SFAS No. 150.
    Excluding preferred stock, total resort debt would be $320,756 and total debt would be $340,428.

For more information, please refer to the Company's Form 10-Q, filed on March 15, 2006, with the Securities and Exchange Commission.

                    American Skiing Company and Subsidiaries
                       Unaudited Supplemental Revenue Data
                            (in thousands of dollars)

                            13 Weeks Ended      14 Weeks Ended                  26 Weeks Ended      27 Weeks Ended
                           January 29, 2006    January 30, 2005(1)   % Change  January 29, 2006    January 30, 2005(1)   % Change
                           -----------------   -----------------    ---------- -----------------   -----------------    -----------

Resort revenues
Lift tickets               $         55,712    $         52,871           5.4% $         55,764    $         52,914            5.4%
Food and beverage                    14,332              13,429           6.7%           18,636              17,914            4.0%
Retail sales                         11,524              11,447           0.7%           12,114              12,146           (0.3%)
Skier development                    10,729               9,772           9.8%           10,829               9,868            9.7%
Golf and summer activities               20                  23         (13.6%)           2,884               3,530          (18.3%)
Lodging and property                 13,873              12,675           9.5%           20,608              19,271            6.9%
Miscellaneous revenue                 3,697               3,194          15.8%            6,199               5,588           10.9%
                           -------------------------------------               -------------------------------------
  Total resort revenues    $        109,887    $        103,411           6.3% $        127,034    $        121,231            4.8%
                           =====================================               =====================================



(1) Includes an additional fiscal week of operations relative to fiscal 2006.